Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

WorldWater & Solar Technologies Corp.

We consent to the use in the Prospectus constituting a part of Amendment No. 1 to this Registration Statement on Form S-1 of WorldWater and Solar Technologies Corp. (the “Company”) of our report dated March 27, 2008, relating to the consolidated financial statements and effectiveness of internal controls over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting because of a material weakness) as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

(formerly Amper, Politziner & Mattia, P.C.)

Edison, New Jersey

August 11, 2008